Exhibit 5.1

March 1, 2007

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

Ladies and Gentlemen:

We are acting as your counsel with regard to the issuance by BankUnited Financial Corporation, a Florida corporation, of up to 5,013,961 shares of capital stock of BankUnited Financial Corporation, (“BankUnited” or the “Company”) which may be awarded in Class A Common Stock, Class B Common Stock, or Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), or in any combination of such classes of capital stock (collectively, referred to hereinafter as the “Securities”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Securities will be issued pursuant to the provisions of the BankUnited Financial Corporation 2007 Stock Award and Incentive Plan (the “Stock Award Plan”).

We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the opinion that the Securities, when issued pursuant to the provisions of the Stock Award Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ CAMNER, LIPSITZ and POLLER
CAMNER, LIPSITZ AND POLLER, PROFESSIONAL ASSOCIATION